Exhibit 99.1

Acrivon Therapeutics Reports Third Quarter 2025 Financial Results and Business Highlights

Advancement of ACR-368 in registrational-intent Phase 2b trial for the treatment of patients with endometrial cancer

Preparing for initial clinical data disclosure for ACR-2316 from the Phase 1 trial in AP3-prioritized solid tumor types

Expanding power of Generative Phosphoproteomics AP3 supersedes conventional target-centric drug discovery, yielding differentiated compounds with desired pathway effects

Cash, cash equivalents and marketable securities of $134.4 million as of September 30, 2025, expected to fund operations into the second quarter of 2027

WATERTOWN, Massachusetts, November 13, 2025 – Acrivon Therapeutics, Inc. (“Acrivon” or “Acrivon Therapeutics”) (Nasdaq: ACRV), a clinical stage biotechnology company discovering and developing precision medicines utilizing its proprietary Generative Phosphoproteomics AP3 (Acrivon Predictive Precision Proteomics) platform designed to interpret and quantify compound specific, drug-regulated pathway activity levels inside the intact cell in an unbiased and actionable manner, today reported financial results for the third quarter ended September 30, 2025 and reviewed recent business highlights.

“Our team continues to efficiently advance our AP3-enabled pipeline of targeted agents, maintaining strong momentum over the past quarter,” said Peter Blume-Jensen, M.D., Ph.D., chief executive officer, president, and co-founder of Acrivon. “With our prospective biomarker-driven registrational intent Phase 2b trial of ACR-368 in endometrial cancer we aim to address a high unmet need in relapsed patients. Additionally, we are pursuing another opportunity in endometrial cancer with a biomarker-unselected Phase 2b arm in patients with limited prior lines of therapy using low dose gemcitabine as a sensitizer to ACR-368 based on insights by the AP3 platform. We also recently showcased three presentations at the AACR-NCI-EORTC International Conference highlighting the ability of our innovative AP3 generative ensemble model (KaiSR) to accurately assess compound-induced pathway effects, thereby enabling rational drug design aimed at superior activity, as demonstrated by robust preclinical data for ACR-2316. We look forward to sharing initial Phase 1 data for ACR-2316 later this year, expanding upon the early safety and initial clinical activity observed during dose escalation, with tumor shrinkage and a confirmed partial response across several AP3-prioritized solid tumor types.”

Recent Highlights

ACR-368: CHK1 and CHK2 Inhibitor

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Continued advancement of the ongoing, registrational-intent, multicenter Phase 2b trial of ACR-368 in patients with recurrent high-grade endometrial cancer who have all received prior platinum-based chemotherapy and immune checkpoint inhibitor treatment regimens
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Enrollment and dosing ongoing in the third arm of the study, which does not require a pre-treatment biopsy for biomarker assessment. This arm is designed to evaluate ACR-368 with ultra-low dose gemcitabine (ULDG) as a tumor sensitizer in patients with endometrial cancer with limited prior lines of therapy who have all received prior treatment with chemotherapy and anti-PD-1

ACR-2316: WEE1/PKMYT1 Inhibitor

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Continued dosing patients in the Phase 1 monotherapy dose-escalation trial for certain high unmet need, AP3-prioritized solid tumor types
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Initial clinical activity with tumor shrinkage, and a confirmed partial response, observed across several solid tumor types
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Presented data at the AACR-NCI-EORTC conference demonstrating:
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ACR-2316 was rationally designed using AP3 to achieve superior activity through potent WEE1 inhibition with concomitant suppression of WEE1 inhibitor-induced PKMYT1 resistance mechanisms, while triggering robust activation of CDK1, CDK2, and PLK1 to induce potent tumor cell death
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In cancer xenograft models, ACR-2316 induces complete regression, while treatment with benchmark WEE1 inhibitors or a PKMYT1 inhibitor results in only stable disease at maximum tolerated/formulable doses

Generative Phosphoproteomics AP3 Platform

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Also at the AACR-NCI-EORTC conference, presented data showing that the company’s AP3 generative AI KaiSR model accurately predicts and expands unbiased understanding of actionable global pathway activity states, enabling novel therapeutic target identification and the assessment of compound effects on the entire intracellular protein signaling network for optimal drug design and precision medicine development

Anticipated Upcoming Milestones

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Provide update on registrational-intent trial and confirmatory trial design for ACR-368 in the second half of 2025
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Report initial clinical data from the Phase 1 clinical study of ACR-2316 in the second half of 2025
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Advance a new potential first-in-class cell cycle drug discovery program for an undisclosed target towards development candidate nomination in 2025

Third Quarter 2025 Financial Results

Net loss for the quarter ended September 30, 2025 was $18.2 million compared to a net loss of $22.4 million for the same period in 2024.

Research and development expenses were $13.6 million for the quarter ended September 30, 2025, compared to $18.9 million for the same period in 2024. The difference was driven by fewer scheduled and incurred milestones in the current period, combined with the prioritization of endometrial cancer over other tumor types in the ACR-368 clinical trial.

General and administrative expenses were $6.0 million for the quarter ended September 30, 2025, which is materially consistent with $6.3 million for the same period in 2024.

As of September 30, 2025, the company had cash, cash equivalents and investments of $134.4 million, which is expected to fund operating expenses and capital expenditure requirements into the second quarter of 2027.

About Acrivon Therapeutics
Acrivon is a clinical stage biopharmaceutical company discovering and developing precision medicines utilizing its proprietary Generative Phosphoproteomics AP3 platform. The platform allows the company to interpret and quantify compound specific, drug-regulated pathway activity levels inside the intact cell in an unbiased manner, yielding terabytes of proprietary data and delivering rapid, actionable insights. The Generative Phosphoproteomics AP3 platform is comprised of a growing suite of powerful, internally-developed tools, including the AP3 Data Portal, converting multimodal data into structured data for generative AI analyses, the AP3 Kinase Substrate Relationship Predictor and the AP3 Interactome. These distinctive capabilities enable the company to go beyond the limitations of traditional drug discovery, as well as current AI-based target-centric drug discovery, and rapidly design highly differentiated compounds with desirable pathway effects through intracellular protein network analyses and advance these agents into the clinic for streamlined development.

Acrivon is currently advancing its lead program, ACR-368 (also known as prexasertib), a selective small molecule inhibitor targeting CHK1 and CHK2 in a potentially registrational Phase 2 trial for endometrial cancer. The company has received Fast Track designation from the Food and Drug Administration, or FDA, for the investigation of ACR-368 as a monotherapy based on OncoSignature-predicted sensitivity in patients with endometrial cancer. The FDA has granted a Breakthrough Device designation for the ACR-368 OncoSignature assay for the identification of patients with endometrial cancer who may benefit from ACR-368 treatment.

In addition to ACR-368, Acrivon is also leveraging its proprietary Generative Phosphoproteomics AP3 platform for the development of its co-crystallography-driven, internally discovered pipeline programs. These include ACR-2316, the company’s second clinical stage asset, a novel, potent, selective WEE1/PKMYT1 inhibitor designed for superior single-agent activity through strong activation of not only CDK1 and CDK2, but also of PLK1 to drive pro-apoptotic cell death, as observed in preclinical studies against benchmark inhibitors. The Phase 1 trial of ACR-2316 is advancing with enrollment in the first three dose-escalation cohorts completed. Drug target engagement was observed at DL1 and 2 using the company’s clinical mass-spectrometry-based AP3 profiling, with evidence of approximate dose proportionality based on plasma pharmacokinetic analyses, and initial clinical activity with tumor shrinkage observed at DL3. In addition, the company is advancing a preclinical program directed against an undisclosed cell cycle regulatory target.

Forward-Looking Statements
This press release includes certain disclosures that contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this press release, including statements regarding our preclinical and clinical results, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or the negative of these words or other similar terms or expressions. Forward-looking statements are based on Acrivon’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, risks and uncertainties that are described more fully in the section titled “Risk Factors” in our reports filed with the Securities and Exchange Commission. Forward-looking statements contained in this press release are made as of this date, and Acrivon undertakes no duty to update such information except as required under applicable law.

Investor and Media Contacts:
Adam D. Levy, Ph.D., M.B.A.
alevy@acrivon.com

Alexandra Santos
asantos@wheelhouselsa.com

Acrivon Therapeutics, Inc. Condensed Consolidated Statements of Operations and Comprehensive Loss (in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Operating expenses:
Research and development	$13,648	$18,864	$45,244	$45,362
General and administrative	6,039	6,276	18,754	18,883
Total operating expenses	19,687	25,140	63,998	64,245
Loss from operations	(19,687)	(25,140)	(63,998)	(64,245)
Other income (expense), net:
Interest income	1,506	2,698	5,232	6,838
Other (expense) income, net	(53)	1	(154)	(318)
Total other income, net	1,453	2,699	5,078	6,520
Net loss	$(18,234)	$(22,441)	$(58,920)	$(57,725)
Net loss per share - basic and diluted	$(0.47)	$(0.59)	$(1.53)	$(1.79)
Weighted-average common stock outstanding - basic and diluted	38,560,464	38,105,131	38,458,279	32,297,457
Comprehensive loss:
Net loss	$(18,234)	$(22,441)	$(58,920)	$(57,725)
Other comprehensive income (loss):
Unrealized gain (loss) on available-for-sale investments, net of tax	6	801	(335)	865
Comprehensive loss	$(18,228)	$(21,640)	$(59,255)	$(56,860)

Acrivon Therapeutics, Inc. Condensed Consolidated Balance Sheets (in thousands)

	September 30,	December 31,
	2025	2024
Assets
Cash and cash equivalents	$35,405	$39,818
Investments	98,957	144,751
Other assets	10,937	12,019
Total assets	$145,299	$196,588
Liabilities and Stockholders' Equity
Liabilities	$16,696	$19,802
Stockholders' Equity	128,603	176,786
Total Liabilities and Stockholders' Equity	$145,299	$196,588